Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 333-123853, 333-190919, 333-177141 and 333-177142) on Form S-8 and Registration Statements (Nos. 333-185316, 333-191009 and 333-207368) on Form S-3 of Pacific Mercantile Bancorp of our reports dated March 2, 2018, relating to our audits of the consolidated financial statements and internal control over financial reporting that appear in the Annual Report on Form 10-K of Pacific Mercantile Bancorp for the year ended December 31, 2017.

/s/ RSM US LLP
Irvine, CA
March 2, 2018